EL PASO ENERGY PARTNERS                               EXHIBIT 99.1

For Immediate Release


  EL PASO ENERGY PARTNERS DOUBLES FIRST QUARTER 2003 NET INCOME


HOUSTON, TEXAS, MAY 5, 2003-El Paso Energy Partners, L.P. (NYSE:EPN), which recently announced its name change to GulfTerra Energy Partners, L.P. effective May 15, 2003, (NYSE:GTM), today reported first quarter 2003 net income of $42.2 million ($0.43 per unit), a 121-percent increase over first quarter 2002 net income of $19.1 million ($0.17 per unit). First quarter 2003 cash flows from operating activities were $71.4 million, compared with $43.2 million in the 2002 first quarter. Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $105.9 million, more than double the $48.5 million reported for the first quarter of 2002. The increases were primarily driven by the more than $1.5 billion of fee-based midstream asset acquisitions EPN has completed since the first quarter of 2002. "This is our tenth consecutive quarter of record earnings and EBITDA. These results clearly show the strength and diversity of our midstream asset portfolio and position us to meet our performance objectives for 2003," said Robert G. Phillips, chairman and chief executive officer of El Paso Energy Partners. "The acquisitions completed in 2002, coupled with our current slate of organic growth projects that are coming online this year and next, will continue to drive higher earnings throughout 2003 and into 2004. During the quarter, we installed and placed into service our Falcon Nest platform and pipeline system in the western Gulf of Mexico to process natural gas production from Pioneer Natural Resources Company's Falcon field. Processing at the platform began March 15, 2003, approximately one month ahead of schedule, and the operator has announced a second Deepwater Trend field discovery in the area that will be connected to Falcon Nest in the fourth quarter 2003. We continue to make progress on the construction of our Marco Polo platform which will process natural gas and oil production from Anadarko Petroleum Company's Marco Polo field in the south Green Canyon area of the Gulf of Mexico. The new tension leg platform and export pipelines are on schedule for installation in the fourth quarter of 2003, with service commencing in the first quarter of 2004. In addition, EPN's board of directors recently approved a $43-million, three-year optimization project for the partnership's San Juan Basin midstream assets. The project is designed to increase gathering capacity, maximize the utilization of the Chaco processing facility, and increase market opportunities for our producers in the San Juan Basin."
"Progress was also made in strengthening our balance sheet with $103-million raised though a public common unit offering in April that decreased our debt-to-total capital from 67.6 percent at March 31, 2003, to the current 64.0 percent, moving us solidly toward our goal of a debt-to-total capital level of no higher than 60 percent by year end. In March, we also completed a successful 144a debt offering of $300 million, 8.5-percent Senior Subordinated Notes due 2010, which we used to refinance a $238-million senior secured acquisition term loan and increase the cash available from our revolving credit facility," continued Phillips.
"We are taking solid steps to implement our corporate governance initiatives. Last week we announced we will change our name to GulfTerra Energy Partners effective May 15, 2003, and today we are announcing that El Paso Corporation, owner of our General Partner, has formed a new entity to own the General Partner's interest in the partnership. We have amended our partnership agreement to, among other things, eliminate El Paso's voting rights with respect to certain actions regarding the General Partner. Additionally, our related party margin from El Paso and its affiliates declined in the first quarter of 2003 from $61 million in the fourth quarter of 2002 to $15 million in the current period," Phillips concluded.

CASH DISTRIBUTION
On April 16, 2003, El Paso Energy Partners declared a cash distribution of $0.675 per common unit for the period from January 1, 2003 through March 31, 2003. The distribution is payable May 15, 2003 to unitholders of record at the close of business on April 30, 2003.

SEGMENT RESULTS
Natural Gas Pipelines and Plants EBITDA was $77.8 million in the first quarter of 2003, more than triple the $20.2 million generated in the first quarter of 2002. Volumes averaged 7,599 thousand dekatherms per day (Mdth/d) in 2003 compared with 2,430 Mdth/d in the 2002 quarter. The increases primarily reflect assets acquired since the first quarter of 2002. Transportation and processing volumes were strong across all assets in this segment with higher than anticipated contributions from percentage-of-proceeds processing plants due to higher natural gas liquids (NGL) prices during the quarter. These positive financial results were partially offset by higher fuel costs and gas imbalance revaluations on the partnership's Texas Intrastate system due to unusually high natural gas prices.
Oil  and  NGL  Logistics, which includes  the  partnership's  oil pipeline and NGL assets, generated EBITDA of $11.6 million for the first quarter of 2003 compared with $10.7 million in the 2002 period. Operating volumes were 256,842 barrels per day (Bbls/d) compared with 231,740 Bbls/d in the first quarter of 2002. Increases reflect higher volumes on the partnership's 36-percent owned Poseidon Oil Pipeline and new volumes from its recently acquired Typhoon oil pipeline, partially offset by lower fractionation volumes on its Texas NGL assets.
Natural Gas Storage EBITDA for the first quarter of 2003 was $7 million compared with $2.7 million in the 2002 period. The increase resulted from the expansion of the Petal natural gas storage facilities in the second and third quarters of 2002. Platform Services EBITDA for the first quarter of 2003 was $4.2 million compared with $12.8 million in the 2002 first quarter. The 2002 period reflected $5.7 million of EBITDA from the Prince platform, which was sold in the second quarter of 2002, and results from an inter-segment platform processing agreement that expired in the third quarter of 2002, partially offset by approximately 15 days of operations from the partnership's new Falcon Nest platform in the current quarter. The Marco Polo platform is on schedule to be placed in service during the fourth quarter of 2003 with first production in the first quarter of 2004.
Other and Eliminations EBITDA includes the partnership's oil and gas production activities, which it is continuing to de-emphasize, and other non-segment related activities including the $2.25-million quarterly payment from El Paso Corporation related to EPN asset sales in 2001, which continues through the first quarter of 2004 with a final payment of $2 million. EBITDA for the first quarter of 2003 was $5.3 million compared with $2.1 million in the first quarter of 2002 due to higher oil and natural gas prices offset by lower production volumes.
Total capital at March 31, 2002, was $2.9 billion, consisting of $1.9 billion of debt (67.6 percent) and partners' capitalization of $934 million.

CONFERENCE CALL
EPN has scheduled a conference call to discuss its financial results on Tuesday, May 6, 2003, at 10:30 a.m. Eastern Daylight Time, 9:30 a.m. Central Daylight Time. To participate, dial
(973)  935-8504  ten minutes prior to the call, or  listen  to  a replay through May 13, 2003, by dialing (973) 341-3080 (code 3853944). A live webcast and audio replay of the call will be available online at www.elpasopartners.com. Operating statistics and other data that will be referred to in the conference call are also available on the Web site.

            DISCLOSURE OF NON-GAAP FINANCIAL MEASURES
On March 28, 2003, Regulation G and related amendments to SEC disclosure rules became effective. The new rules cover press releases, conference calls, investor presentations, and one-on-one meetings with members of the financial community.
As a result of these new rules, we have modified the way we present certain financial measures, such as EBITDA, in our SEC filings and other communications. We believe that this presentation complies with both the letter and spirit of the new regulations and augments its efforts to continue to provide full and fair disclosure to investors and the financial community. We will maintain on our Web site (www.elpasopartners.com) a reconciliation of all non-GAAP financial information that we disclose to the most comparable GAAP measures. To access the information, investors should click on the "Non-GAAP Reconciliations" link in the "For Investors" section of our Web site.
We generally calculate EBITDA by adding depreciation, amortization, and interest expense to net income. EBITDA is not presented in accordance with generally accepted accounting principles and is not intended to be used in lieu of GAAP presentations of results of operations or cash provided by operating activities. EBITDA is presented because management uses it to evaluate operational efficiency, excluding taxes and financing costs, and believes EBITDA provides additional information with respect to both the performance of its operations and the ability to meet the partnership's future debt service, capital expenditures, and working capital requirements. We also believe that debt holders commonly use EBITDA to analyze our performance. A reconciliation of EBITDA to cash flows from operating activities for the periods presented is included in the tables attached to this release.
EBITDA, as presented in this release, the attached tables, and the Operating Statistics, which are also available in the "For Investors" section of the Web site at www.elpasopartners.com, is calculated in the same manner as what we referred to in the past as adjusted EBITDA to allow a consistent comparison of the operating performance with that of prior periods.

     El Paso Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets, including onshore and offshore natural gas and oil pipelines; offshore production platforms; natural gas storage and processing facilities and natural gas liquids fractionation, transportation, and storage and terminal assets. Visit El Paso Energy Partners on the Web at www.elpasopartners.com.

    CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors including the integration of businesses acquired in 2002 and generation of expected revenues from the partnership's recent expansion projects and greenfield projects could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

                               ###

Contacts:

Communications &
   Government Affairs               Investor Relations
Norma F. Dunn                       Sandra M. Ryan
Senior Vice President               Director
Office:  (713) 420-3750             Office:  (832) 676-5371
Fax:     (713)  420-3632            Fax:     (832) 676-1195

                                        EL PASO ENERGY PARTNERS, L.P.
                  PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (In millions; except per unit amounts)
                                                        (Unaudited)


                                                              Quarter Ended
                                                                 March 31,
                                                             ---------------
                                                             2003       2002

Operating revenue                                          $  278.9     $  61.5
                                                            --------     -------
Operating expense
  Cost of natural gas, oil and other products                 139.6        12.2
  Operation and maintenance                                    40.6        14.4
  Depreciation, depletion and amortization                     23.7        12.5
                                                            --------     -------
                                                              203.9        39.1
                                                            --------     -------
Operating income                                               75.0        22.4

Earnings from unconsolidated affiliates                         3.3         3.4
Net gain on sale of assets                                      0.1         0.3
Other income                                                    0.3         0.4
Interest and debt expense                                     (38.2)      (11.8)
                                                            --------     -------
Income from continuing operations                              40.5        14.7
Discontinued operations                                           -         4.4
Cumulative effect of accounting change                          1.7           -
                                                            --------     -------
Net income                                                  $  42.2     $  19.1
                                                            ========     =======
Net income allocation

    Series B unitholders                                    $   3.9     $   3.6
                                                            ========     =======
    Series C unitholders (a)
    Continuing operations                                   $   4.3     $     -
    Discontinued operations                                       -           -
    Cumulative effect of accounting change                      0.3           -
                                                            --------     -------
                                                            $   4.6     $     -
                                                            ========     =======
    General partner
    Continuing operations                                   $  14.9     $   8.7
    Discontinued operations                                       -           -
    Cumulative effect of accounting change                        -           -
                                                            --------     -------
                                                            $  14.9     $   8.7
                                                            ========     =======
    Common unitholders
    Continuing operations                                   $  17.5     $   2.5
    Discontinued operations                                       -         4.3
    Cumulative effect of accounting change                      1.3           -
                                                            --------     -------
                                                            $  18.8     $   6.8
                                                            ========     =======
Basic and diluted net income per common unit
    Income from continuing operations                       $   0.40    $  0.06
    Discontinued operations                                        -       0.11
    Cumulative effect of accounting change                      0.03          -
                                                            --------     -------
    Net income                                              $   0.43    $  0.17
                                                            ========     =======
Weighted average number of common units outstanding            44.1        39.9
                                                            =========    =======
Distributions declared per common unit                      $   0.675   $  0.625
                                                            =========    =======
Proforma amounts assuming asset retirement obligations were
    recorded prior to the earliest period presented

    Income from continuing operations                       $  40.5     $ 14.7
                                                             ========    =======
    Basic and diluted income from continuing operations
      per common unit                                       $   0.40    $ 0.06
                                                             ========    =======
(a) Net income is allocated to the Series C units on an equal basis as the common units.


                                 EL PASO ENERGY PARTNERS, L.P.
                       PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION
                                         (In millions)
                                         (Unaudited)

                                             March 31,    December 31,
                                                2003          2002
                                             ---------    -----------

  ASSETS

  Current assets
    Cash and cash equivalents               $    12.2      $   36.1
    Accounts and notes receivable, net          237.3         240.4
    Other                                         1.5           3.5
                                              --------      --------
      Total current assets                      251.0         280.0

  Property, plant and equipment, net          2,790.8       2,724.9
  Investments in unconsolidated affiliates       77.7          78.9
  Other noncurrent assets                        48.0          47.1
                                            ---------      ---------
      Total assets                          $ 3,167.5     $  3,130.9
                                            =========      =========
  LIABILITIES AND PARTNERS' CAPITAL

  Current liabilities
    Accounts payable                        $   202.0     $    212.9
    Current maturities of long term debt          5.0            5.0
    Other                                        52.9           36.2
                                             ---------     ---------
      Total current liabilities                 259.9          254.1

  Credit facilities                             786.0        1,043.5
  Long-term debt                              1,157.7          857.8
  Other noncurrent liabilities                   27.6           23.7
                                             --------      ---------
      Total liabilities                       2,231.2        2,179.1

  Minority interest                               2.0            1.9

  Partners' capital                             934.3          949.9

      Total liabilities and                  ---------     ---------
          partners' capital                 $ 3,167.5     $  3,130.9
                                             =========     =========

                                         EL PASO ENERGY PARTNERS, L.P.
                              PRELIMINARY SUMMARIZED CASH FLOWS INFORMATION
                                              (In millions)
                                               (Unaudited)

                                                                              Quarter Ended
                                                                                 March 31,
                                                                              -------------
                                                                             2003       2002

  Cash flows from operating activities

    Net income from continuing operations                                 $   40.5   $  14.7
    Cumulative effect of accounting change                                     1.7         -


    Adjustments to reconcile net income to net cash provided by
      operating activities                                                    29.5      14.7
    Working capital changes, net of noncash items                             (0.3)      8.4
                                                                           ---------  -------

      Net cash provided by continuing operations
      Net cash provided by discontinued operations                            71.4      37.8
        Net cash provided by operating activities                                -       5.4
                                                                           ---------  -------
                                                                              71.4      43.2
                                                                           ---------  -------

  Cash flows from investing activities

      Net cash used in investing activities of continuing operations         (79.0)    (29.7)
      Net cash provided by investing activities of discontinued operations       -      (3.5)
                                                                           ---------  -------
        Net cash used in investing activities                                (79.0)    (33.2)
                                                                           ---------  -------

  Cash flows from financing activities

      Net cash (used in) provided by financing activities of continuing      (16.3)    110.3
      Net cash used in financing activities of discontinued operations           -         -
                                                                           ---------  -------
        Net cash (used in) provided by financing activities                  (16.3)    110.3
                                                                           ---------  -------

    (Decrease) increase in cash and cash equivalents                         (23.9)    120.3
    Cash and cash equivalents at beginning of period                          36.1      13.1
                                                                           ---------  -------
        Cash and cash equivalents at end of period                         $  12.2  $  133.4
                                                                           =========  =======





                            EL PASO ENERGY PARTNERS, L.P.
                            RECONCILIATION OF EBITDA
                                (In millions)
                                (Unaudited)



                                                      Quarter Ended
                                                        March 31,
                                                    ------------------
                                                    2003        2002

 Cash Flow from Operating Activities              $  71.4     $  43.2
 Plus:Interest and debt expense                      38.2        11.8
      Gain (loss) on sale of assets                   0.1         0.3
      Net cash payment received from
         El Paso Corporation                          2.0         1.9
      EBITDA from discontinued operations
         of Prince facilities                           -         6.4
 Less:Net cash provided by (used in)
      discontinued operations                           -         5.4
      Non-cash items                                  6.1         1.3
      Net working capital changes                    (0.3)        8.4
                                                  ---------   ---------
 EBITDA                                           $ 105.9     $  48.5
                                                  =========   =========